Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL PROGRAM

I.
Purpose and Scope

The purposes of the Rocket Pharmaceuticals, Inc. (“Rocket” or the “Company”) Severance and Change in Control Program (the “Program”) are to provide management guidance for:

•
Making severance benefits available to certain eligible employees to financially assist with their transition following certain qualifying terminations of employment, including those following a Change in Control while the Program is in effect;

•
Mitigating retention risk by reducing uncertainty during corporate transaction activity; and

•
Resolving any possible claims arising out of employment, including its termination, by providing employees with severance benefits in return for a waiver and release from liability.

If an employee qualifies for a benefit under this Program, payments under this Program are voluntary on the part of Rocket and are not required by any legal obligation other than the Program itself. Rocket maintains the right to amend or terminate the Program at any time.

Treatment of equity is governed by the applicable equity plan and equity award agreement.

II.
Definitions

For Cause: Dismissal as a result of: (i) any material breach by the employee of any agreement between the employee and the Company; (ii) the conviction of or plea of nolo contendere by the employee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of the employee’s Disability) by the employee of the employee’s duties to the Company.

Change in Control: (i) The sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Disability: As determined by management or the Board, in their discretion exercised in good faith, the employee’s inability to engage in the activities required by the employee’s position at the Company by reason of any medically determinable and documented physical or mental impairment which can reasonably be expected to result in death or to last for a continuous period of not less than 24 months.

Good Reason: the occurrence, without the employee’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the employee, to The People Team, describing the applicable circumstances (which notice must be provided by the employee within ninety (90) days of the employee’s knowledge of the applicable circumstances), of one or more of the following: (a) any material, adverse change in the employee’s duties, responsibilities, authority, title or reporting structure; (b) a material reduction in the employee’s base salary or bonus opportunity; or (c) a geographical relocation of the employee’s principal office location by more than fifty (50) miles.1

III.
Eligibility

All Rocket employees in the United States who are not covered by another agreement or arrangement with the Company that provides for severance benefits are eligible for severance under this Program, provided that to be eligible for severance benefits not associated with a Change in Control, employees must have been employed at Rocket for at least one year. Part-time employees will receive severance pro rata based on their percentage of full time employment.

IV.
Level of Severance Benefits2

Termination without Cause or Resign for Good Reason (non-CIC)

Level	Termination without Cause	Resign for Good Reason
CEO	15 Months Base Salary & Health Care Allowance	15 Months Base Salary & Health Care Allowance
Section 16 ELT	12 Months Base Salary & Health Care Allowance	12 Months Base Salary & Health Care Allowance
Non-Section 16 ELT & SVP	Nine Months Base Salary & Health Care Allowance	Nine Months Base Salary & Health Care Allowance
VP	Six Months Base Salary & Health Care Allowance	Six Months Base Salary & Health Care Allowance
Director (AD, Director, Senior Director, Assoc. VP)	Three Months Base Salary & Health Care Allowance	None
Senior Manager & Below	Two Months Base Salary & Health Care Allowance	None

Termination within Twelve Months following a Change in Control

Level	Termination without Cause	Resign for Good Reason
CEO[3]	18 Months Base Salary, 18 Months Health Care Allowance, 100% of Target Bonus for full year, and Target Bonus prorated for period of service during year of termination	18 Months Base Salary, 18 Months Health Care Allowance, 100% of Target Bonus for full year, and Target Bonus prorated for period of service during year of termination
Section 16 ELT[3]	12 Months Base Salary, 12 Months Health Care Allowance, 100% of Target Bonus for full year, and Target Bonus prorated for period of service during year of termination	12 Months Base Salary, 12 Months Health Care Allowance, 100% of Target Bonus for full year, and Target Bonus prorated for period of service during year of termination

1 It is the intention of management that initial relocations of employees to the Cranbury facility are outside the scope of this Program.

2 At the discretion of the Board and senior management, individual agreements may be put in place for specific individuals that provide for different levels of severance benefits, any such agreements supersede this policy.

3 For CEO and Section 16 ELT, protection coverage for Termination Without Cause during a Change in Control is for three months before and twelve months following the Change in Control.

Non-Section 16 ELT & SVP	12 Months Base Salary, 12 Months Health Care Allowance, and 100% of Target Bonus for full year	12 Months Base Salary, 12 Months Health Care Allowance, and 100% of Target Bonus for full year
VP	Nine Months Base Salary, Nine Months Health Care Allowance, and 100% of Target Bonus for full year	Nine Months Base Salary, Nine Months Health Care Allowance, and 100% of Target Bonus for full year
Director (AD, Director, Senior Director, Assoc. VP)	Six Months Base Salary, and Six Months Health Care Allowance	Six Months Base Salary, and Six Months Health Care Allowance
Senior Manager & Below	Three Months Base Salary, and Three Months Health Care Allowance	Three Months Base Salary, and Three Months Health Care Allowance

V.
Payment of Severance Benefits

To be eligible for the severance benefits, the eligible employee must sign a Separation Agreement and General Release or any other required Release of Claims, including executing an additional General Release if the Separation Agreement and General Release is executed prior to the separation date (collectively, the “Release”), and any associated revocation period must lapse, within 60 days following the separation date. The right to any payments or benefits under this Program will be forfeited if the Release is not executed or is revoked within such 60-day period for any reason. The cash portion of the severance benefits will be paid in a lump sum, less all required tax withholdings and other applicable deductions, no later than the second regular payroll date following the date the Release becomes effective. If such effective date could span two calendar years depending on the date on which the employee signs the Release, the benefits will not commence until the later calendar year.

To the extent permitted by applicable law, any payments made by the Company to an eligible employee under this Program shall be credited against any liability the Company may have under the Worker Adjustment and Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2101 et seq., or any applicable state equivalent, for failure to provide the required notice. Conversely, any back pay or benefits paid to an eligible employee pursuant to the WARN Act or any state equivalent shall be credited against, and shall reduce dollar-for-dollar, the severance benefits payable under this Program. The Company's total payment obligation to an eligible employee under this Program and the WARN Act combined shall not exceed the greater of (i) the severance benefits payable under this Program or (ii) the WARN Act liability to which the employee would otherwise be entitled.

VI.
Internal Revenue Code § 409A

All payments and benefits under the Program are intended to comply with, or be exempt from, the requirements of § 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Program will be operated and interpreted consistent with that intent. Any payments or benefits under the Program provided in the form of installments will each be treated as a separate payment for purposes of Code § 409A. If any payments or benefits under the Program constitute “nonqualified deferred compensation” within the meaning of Code § 409A, (1) such payments or benefits will not be made or commence until the employee incurs a “separation from service” as defined under Code § 409A(a)(2)(A)(i) and (2) if the employee is a “specified employee” as defined under Code § 409A(a)(2)(B)(i), such employee will not be entitled to any payments or benefits following a separation from service until the earlier of (i) the first business day following the date that is six months after the employee’s separation from service or (ii) the employee’s date of death.

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ADOPTED: August 21, 2026

EFFECTIVE: August 21, 2026